EXHIBIT 99.2

Edible Garden Announces Closing of Upsized $10.2 Million Underwritten Public Offering

BELVIDERE, NJ, February 8, 2023 -- Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today announced the closing of its upsized underwritten public offering of 1,619,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock. Each unit was sold at a public offering price of $6.30 per unit. The warrants in the units are immediately exercisable at a price of $6.30 per share and expire five years from the date of issuance. The shares of common stock and accompanying warrants can only be purchased together in this offering, but were issued separately and were immediately separable upon issuance. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are approximately $10.2 million.

Edible Garden has also granted the underwriters an option to purchase an additional 242,850 shares of common stock and/or additional warrants to purchase up to 242,850 shares of common stock, to cover over-allotments, of which Maxim Group LLC has exercised its option to purchase additional warrants to purchase 242,850 shares of common stock.

Maxim Group LLC acted as lead book-running manager and Joseph Gunnar and Co. acted as joint book-running manager in connection with this offering.

The securities described above were offered pursuant to a registration statement on Form S-1, as amended (File No. 333-268800), which was declared effective by the Securities and Exchange Commission (the "SEC") on February 2, 2023, and a registration statement on Form S-1 (File No. 333-269545) which became effective on February 2, 2023. The offering was made only by means of a prospectus which is a part of the effective registration statements. A copy of the final prospectus relating to this offering was filed with the SEC and may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Edible Garden AG Incorporated

Edible Garden AG Incorporated, is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company plans to offer a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/

Investor Relations Contact:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com